EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 14, 2014, relating to the audited consolidated financial statements of Throwdown Industries Holdings, LLC and subsidiaries. for the years ended June 30 2014 and 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Accell Audit and Compliance, P.A.

January 9, 2015